Exhibit 10(cc)

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into on October 5, 2009 by and between Energy Future Holdings Corp. (the “Company”), and M. Rizwan Chand (“Executive”). Executive and the Company are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Executive has been employed by and served as an officer of the Company, most recently as its Executive Vice President for Human Resources & Administration;

WHEREAS, the Company previously notified Executive that his employment would be terminated without Cause, as defined in the employment agreement between Executive and the Company dated May 23, 2008 (“Employment Agreement”);

WHEREAS, after such notice Executive agreed to remain fully engaged and to assist the Company with completion of key projects, identification of a successor and orderly transition of his job duties prior to his termination; and

WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s remaining employment with and separation from the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency which are acknowledged, the Company and Executive agree as follows:

ARTICLE 1

TERMINATION OF EMPLOYMENT

Effective 5:00 p.m. on October 5, 2009 (the “Separation Date”), Executive’s employment with the Company will end and he will resign from all positions he holds as an officer of the Company and any entity that controls, is controlled by, or is under common control with the Company (an “Affiliate”), including, but not limited to, those Affiliates listed on Exhibit 1 to this Agreement.

On or before the Separation Date, Executive will return all property of the Company and its Affiliates, including all Confidential Information (as defined below), in his possession. If Executive discovers, or comes into possession of, any such Confidential Information after the Separation Date, he shall promptly return it to the Company’s General Counsel.

ARTICLE 2

SEVERANCE PAYMENT AND BENEFITS

2.1 Severance Payments

a.	Consistent with Section 7.c. of the Employment Agreement, and in consideration for the promises contained in this Agreement including Executive’s commitment to remain engaged and assist the Company with transition of his duties through the Separation Date, the Company will provide Executive with the payments and benefits described below:

(i)	Accrued Rights. a) a lump sum payment within ten (10) business days following the Separation Date for Executive’s base salary and accrued and unused vacation, up to and as of the Separation Date, to the extent Executive has not otherwise been paid for them; b); any unpaid expense reimbursements or other cash entitlements accrued by or payable to Executive as of the Separation Date under the terms of any applicable plan or policy provided that such reimbursement requests are supported by appropriate documentation and submitted within ninety (90) days following the Separation Date; and c) such employee benefits or other amounts owed but unpaid to Executive under any plan, policy, program, or agreement between the Company and Executive and in accordance with the terms of such plan, policy, program, or agreement.

(ii)	Severance Payment. A one-time, lump-sum cash payment of one million, four hundred eighty five thousand dollars ($1,485,000). Such payment shall be made within ten (10) business days after the expiration of the Revocation Period.

(iii)	Healthcare Coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Provided Executive does not violate the restrictions set forth in Section 5, below, Executive, his spouse, and his eligible dependents (to the extent covered immediately before the Separation Date) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) two (2) years from the Separation Date (the “Severance Period”), or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 2.1.a.(iii) when, in the absence of the benefits provided in this Section 2.1.a.(iii), Executive would not be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Company shall reimburse Executive for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

(iv)	Assistance with Preparation of 2009 Income Tax Return. The Company shall pay up to two thousand dollars ($2000.00) to the Ayco Company, LP (“AYCO”) to assist Executive with preparation of his 2009 tax return; provided that AYCO shall provide all such assistance during the 2010 calendar year.

2.2 Other Benefits

a.	It is agreed that, from and after the Separation Date, Executive shall not be eligible to continue to participate in any employee benefit plan, program, or policy sponsored by the Company or any Affiliate, except for rights that have vested as of the Separation Date or as specifically provided in this Agreement.

b.	Executive will be entitled to receive a distribution of (or, in the case of stock options, entitled to exercise) his vested awards or vested account balances under, and subject to the provisions of, each of the governing plan documents of the following employee benefit plans and other terms described in the Employment Agreement:

(i)	EFH Retirement Plan (Cash Balance formula);

(ii)	EFH Thrift Plan;

(iii)	EFH Salary Deferral Plan (“SDP”);

(iv)	EFH Health Care and Life Insurance Plan; and

(v)	2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates.

c.	Deferred Shares. In lieu of any rights Executive may have under the Deferred Share Agreement dated May 27, 2008 between Executive and the Company, the Company will pay to Executive the amount of six hundred thousand dollars ($600,000) to satisfy the Company’s retention payment obligation. Such payment shall be made within ten (10) business days after the expiration of the Revocation Period.

d.	Unvested and Otherwise Forfeited SDP Contributions. Executive shall be entitled to receive a distribution of contributions made by the Company to Executive’s SDP account that would otherwise be forfeited under the SDP, at the same time that such contributions would otherwise be paid under the SDP absent forfeiture.

2.3 Exclusivity of Benefits and Withholdings. The Company and Executive agree that the payments and benefits described in this Article 2 shall be the only benefits Executive receives following separation and are in lieu of any other separation or severance benefits offered under any plan, program, or agreement (including the Employment Agreement) to which Executive may have been, or to which Executive believes he may be, entitled as a result of his employment with or separation from the Company or any Affiliate. Any such payments shall be less any applicable taxes and withholdings, deductions, or obligations, including, to the extent permitted by Section 409A of the Code, any amounts owed to the Company or an Affiliate by Executive on any Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company is entitled to be reimbursed by Executive.

ARTICLE 3

WAIVER AND RELEASE

3.1 Release of Company by Executive

Executive represents that he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against the Company based upon, or in any way related to, Executive’s employment with the Company. Executive further represents that he understands that the payments and benefits provided for in Article 2 constitute a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that Executive has or may have against the Company or an Affiliate except as provided below. In exchange for the payments to be made by the Company and benefits to be received by Executive under this Agreement, Executive, individually and on behalf of Executive’s spouse, heirs, successors, and assigns, hereby agrees not to sue or instigate any grievance, charge, claim, action, or suit, at law or in equity, and unconditionally releases, dismisses, and forever discharges the Company, including its predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, including (but not limited to) Energy Future Competitive Holdings Company, Energy Future Intermediate Holding Company LLC, Luminant Holding Company LLC, Luminant Energy Services Company, Luminant Mining Services Company, Luminant Power Services Company, EFH Corporate Services Company, TXU Retail Services Company, Texas Competitive Electric Holdings Company LLC, TXU Energy Retail Company LLC, Luminant Energy Company LLC, TXU Energy Solutions Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Electric Delivery Company LLC, Luminant Generation Company LLC, Generation MT Company LLC, Generation SVC Company, Luminant Mining Company LLC, Big Brown Power Company LLC, Collin Power Company LLC, DeCordova Power Company LLC, Oak Grove Power Company LLC, Oak Grove Management Company LLC, Sandow Power Company LLC, Tradinghouse Power Company LLC, Valley NG Power Company LLC, Comanche Peak Nuclear Power Company LLC, and all of their employee benefit plans, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from the Company or any of the Released Parties through the date hereof. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; Section 1981 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; Section 211 of the Energy Reorganization Act; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act; the Texas Labor Code, including (but not limited to) Chapter 451; the Texas Commission on Human Rights Act; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort.

Executive understands that this Waiver and Release precludes him from recovering any relief as a result of any lawsuit, grievance, or claim brought on his behalf and arising out of his employment or separation from employment with the Company. However, nothing in this Waiver and Release restricts Executive in any way from truthful communications with, filing a charge or complaint with, or full cooperation in the investigation(s) of, any governmental agency on matters within their jurisdictions or from cooperating with the Company in any internal investigation. Furthermore, nothing in this Waiver and Release shall preclude any claim relating to: (i) Executive’s rights under this Agreement (ii) Executive’s rights under the Employment Agreement with respect to the imposition of excise taxes imposed pursuant to Section 4999 of the Code (“Excise Taxes”) arising by reason of or in connection with the October 10, 2007 closing of the transactions contemplated by the agreement and plan of merger among TXU Corp., Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp (the “Merger Agreement”), (iii) any rights to indemnification (including any rights to advancement or payment of defense and/or related legal costs) and rights to coverage under director and officer liability insurance under Section 9(h) of the Employment Agreement or Section 6.11 of the Merger Agreement, and (iv) facts, agreements, or causes of action arising after the date hereof.

3.2 Release of Executive by Company. The Company, on behalf of itself and its Affiliates, hereby releases, discharges and agrees to indemnify and hold harmless Executive from any and all claims and causes of action that it or they may have against Executive arising out of his employment with or separation from the Company or any Affiliate. This agreement to release, discharge, and indemnify does not include claims for violation of any law, including any securities law or willful misconduct. The Company acknowledges that it is not aware of any such conduct as of the execution of this Agreement. The Company further acknowledges and agrees that Executive’s sole obligations to Company from and after the Separation Date are set forth in this Agreement and that, except as provided below, all prior and contemporaneous agreements, whether written or oral, are terminated and of no further force and effect as of the Separation Date.

ARTICLE 4

CONSULTATION AND REVOCATION PERIODS

Executive understands that signing this Agreement, including the Waiver and Release described in Article 3, is an important legal act. Executive acknowledges that he has been advised to consult with legal counsel of his own choosing in connection with the matters addressed in this Agreement. Executive further acknowledges that he had twenty-one (21) days from the day he received this offer to consider this Agreement. Executive understands further that, for a period of seven (7) days following his signing of this Agreement (“Revocation Period”), he may revoke his acceptance of the offer represented by this Agreement by delivering or mailing a written statement revoking his acceptance to the General Counsel, Energy Future Holdings Corp. at 1601 Bryan Street, 41st Floor, Dallas, Texas 75201. In the event of such a revocation, the terms of this Agreement will be null and void, and any payments made to Executive pursuant to this Agreement prior to such revocation (other than the Accrued Rights described under Section 2.1(a)(i) and any other payments the Company was otherwise legally obligated to make to Executive) must be promptly repaid to the Company. Executive expressly acknowledges a personal debt to the Company for the full amount of any such payments, plus any interest earned between the time of payment to Executive and his repayment to the Company, and agrees to promptly pay the Company the full amount of that debt.

ARTICLE 5

NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION

AND NON-DISPARAGEMENT

5.1 Confidentiality and Non-Disclosure

“Confidential Information” means information: (i) disclosed to or known by Executive as a consequence of or through his employment with the Company or an Affiliate; (ii) not publicly available or not generally known outside the Company or its Affiliates; and (iii) that relates to the business and development of the Company or its Affiliates. Any information that does not meet each of the criteria listed above in subsections (i) - (iii) shall not constitute Confidential Information. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: all non-public information or trade secrets of the Company and its Affiliates that gives the Company or its Affiliates a competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of the Company or its Affiliates; information regarding the Company’s or an Affiliate’s business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), information regarding tax matters, operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; compensation and benefit information; personal data about Company employees and applicants; internal investigations, administrative actions and/or litigation; cost and pricing data; potential industry partners and contacts with such partners, payments or rates paid to consultants or other service providers; information provided to Company and/or its Affiliates by a third party under restrictions against disclosure or use by Company, its Affiliates or others; and Company files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. Confidential Information also includes matters that Executive conceived or developed during his employment with the Company, as well as matters Executive learned from other employees or contractors of the Company.

Executive understands and confirms that, as a result of his employment with the Company and its Affiliates, he has obtained Confidential Information. Executive hereby reconfirms his prior commitments in Section 8 of the Employment Agreement and Section II of the Code of Conduct, and hereby agrees to maintain all Confidential Information in strictest confidence. Accordingly, Executive will not: (a) use Confidential Information in any way (including, without limitation, to the detriment of the Released Parties or in any future business relationship of Executive); (b) publish or disclose any Confidential Information; or (c) authorize anyone else to use, publish, or disclose any Confidential Information. Executive also agrees and acknowledges that all terms and conditions contained in this Agreement, as well as negotiations related to the Agreement, are to remain strictly confidential and constitute Confidential Information. This Paragraph shall not prohibit Executive from: (i) discussing the Agreement with his tax or financial advisor; (ii) discussing the Agreement with his attorney or spouse upon their agreement to keep the Agreement and its terms confidential; (iii) advising a governmental taxing authority of the Severance Payment and Benefits or the existence of this Agreement in response to a question posed by such taxing authority; or (iv) providing Confidential Information in response to a valid court order or subpoena issued by a court or governmental agency, provided that Executive gives the Company reasonable notice of such and an opportunity to challenge the disclosure of such Confidential Information before such court or governmental agency. Executive agrees to provide the Company with reasonable notice of any attempts to compel disclosure of Confidential Information by promptly sending written notice to: the General Counsel, Energy Future Holdings Corp., 1601 Bryan Street, 41st Floor, Dallas, Texas, 75201.

5.2 Non-Disparagement

The Parties shall not make, repeat, or publish to any third party any false, disparaging, unflattering, accusatory, or derogatory remarks or references about or concerning the other Party, whether oral or in writing, or otherwise take or assist in any action that might reasonably be expected to cause damage or harm to the other Party, provided however that this Section 5.2 shall not apply to statements made by or about any affiliates (other than the Company and its subsidiaries) of Kohlberg Kravis Roberts & Co. LP, TPG Capital LP, Goldman Sachs & Co. or any future owner of the Company. Executive’s obligations under this Section 5.2 extend to remarks about or concerning the Released Parties and/or actions that might reasonably be expected to cause damage or harm to the Released Parties. The Company’s obligations under this Section 5.2 are limited to only those individuals who are Executive Officers of the Company (as defined in Rule 16a 1(f) of the Securities Exchange Act of 1934, as amended) at the time of the Separation Date and who are acting in their capacity as Executive Officers of the Company at the time they make a remark or reference that allegedly violates this Section 5.2. This Section 5.2 does not prohibit either Party from making truthful statements regarding the other Party or Released Parties while cooperating with a governmental investigation or testifying under oath. Executive acknowledges that he is making, after the opportunity to confer with counsel, a knowing, voluntary, and intelligent waiver of rights Executive may have to make disparaging comments regarding the Company, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

5.3 Non-Competition

Executive hereby reconfirms his agreement in Section 8.a.(ii) of the Employment Agreement that he shall not, for a period of eighteen (18) months after the Separation Date, directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, the Company or any of their respective subsidiaries operates or conducts business. For purposes of this Agreement, Competing Business shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of the Company or any Affiliate in any geographic area where Texas Energy Future Holdings Limited Partnership, the Company, or any of their respective subsidiaries operates.

Notwithstanding the foregoing, the restrictions set forth in this Section 5.3 shall not apply with respect to Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co. or any of their affiliates that are not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries in any geographic area in which they operate. Moreover, for purposes of Article 5, Executive may, directly or indirectly own, solely as an investment, securities of any Person (as such term is used for purposes of Section 13(a) or 14(d) of the Securities and Exchange Act of 1934, as amended) engaged in the business of the Company or any Affiliate which is publicly traded on a national or regional stock exchange or quotation system or on the over the counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

5.4 Non-Solicitation

Executive hereby reconfirms his agreement in Section 8.a.(iii) of the Employment Agreement that he shall not, for a period of eighteen (18) months following the Separation Date, directly or indirectly (A) solicit customers or clients of the Company or any Affiliate to terminate their relationship with the Company or an Affiliate or otherwise solicit such customers or clients to compete with any business of the Company or an Affiliate, or (B) solicit or offer employment to any person who is, or has been employed by the Company or any Affiliate at any time during the twelve (12) months immediately preceding the Separation Date. Notwithstanding the foregoing, the restrictions set forth in this Section 5.4 shall not apply with respect to Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co. or any of their affiliates that are not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries in any geographic area in which they operate.

5.5 Reformation and Injunctive Relief

Notwithstanding Sections 5.1 through 5.4, above, if at any time a court holds that the restrictions stated in those sections are unreasonable or otherwise unenforceable under circumstances then existing, the Parties agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.

Because Executive’s services are unique and because Executive has had access to Confidential Information, the Parties agree that a breach of this Article 5 would cause immediate and irreparable loss, damage, and injury to the Company; that money damages for such a breach would be exceedingly difficult, if not impossible, to estimate, and that the Company would have no adequate remedy at law. In the event of a breach or threatened breach of this Agreement, the Company or any of its Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of the provisions hereof (without the posting of a bond or other security). Accordingly, Executive acknowledges and agrees that injunctive relief would be appropriate relief for such breach and to prevent further breaches. Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in Article 5, the Company’s rights and remedies with respect to Executive’s Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder’s Agreement between Executive and the Company (the “MSA”), shall be limited to those set forth in Section 22(c) of the MSA.

ARTICLE 6

MISCELLANEOUS

6.1 Tax and Withholdings

a.	Tax and Financial Implications of Agreement. Executive represents and agrees that he is not relying on the judgment or advice of the Company, any of the Released Parties, or their counsel, either directly or indirectly, with regard to the taxability of any amount paid pursuant to the terms of the Agreement. Executive further acknowledges and agrees that it is his responsibility to determine the tax consequences of such amounts. In the event that any of the Released Parties is required under law to pay taxes (income, social security, or other) or related interest or penalties on any part of the payments described in Article 2 as a result of Executive’s failure to do so or as a result of Executive’s treatment of those severance payments as non-taxable, Executive shall immediately reimburse the Released Parties the full amount of such tax or related payments. Otherwise, Executive shall be responsible for reasonable expenses, including legal fees, incurred by any of the Released Parties in obtaining compliance with or enforcement of the terms of this Paragraph, as well as for the full amount of reimbursement payments. With the exception of the first sentence in this Section 6.1a., this Section does not apply to the treatment of any Excise Taxes and any gross ups related thereto covered by Employment Agreement, which shall govern the parties’ obligations with respect to any such payments, expenses or penalties.

b.	Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts that he owes the Company or any Released Parties may be offset and deducted from the payments to be made hereunder, including amounts owed under the energy conservation or appliance purchase programs, amounts owed for Company issued or sponsored travel or credit cards, vacation overpayment, and salary, bonus and benefit overpayments (the Company acknowledges that it is not aware of any such amounts as of the execution of this Agreement), provided that no offsets shall be applied to amounts that constitute deferred compensation under Section 409A of the Code.

c.	Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall in all respects be administered in accordance with Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement or the Employment Agreement, as applicable), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.2 Severability; Judicial Modification

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants, and restrictions hereof shall remain in full force and effect; they shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed this Agreement had the terms, provisions, covenants, and restrictions that may be hereafter declared invalid, void, or unenforceable not been initially included.

6.3 Survival of Covenants

The Parties agree that the covenants and agreements set forth in Articles 3, 5, and 6 of this Agreement are of a continuing nature, and they shall survive the expiration, termination, or cancellation of this Agreement, unless such Articles are specifically extinguished, terminated, or cancelled in a writing signed by both Parties and identified as an amendment to this Agreement.

6.4 Assignment

This Agreement is personal between the Company and Executive. Executive may not sell, assign, or transfer any rights or interests created under this Agreement, or delegate any of his duties, without the prior written consent of the Company. The Company may, without Executive’s consent, assign this Agreement and its rights, benefits, and obligations hereunder to any of its Affiliates or a successor entity. In the event of an assignment by the Company to an Affiliate, the Company will act as a guarantor of any obligations to Executive arising from this Agreement.

6.5 Further Assurances

The Parties agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.

6.6 Cooperation

Executive hereby reconfirms his agreement in Section 9.n. of the Employment Agreement that, for a period of six (6) years after the Separation Date, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided that the Company shall use reasonable efforts to avoid material interference with Executive’s business or personal activities. The Company shall pay all of Executive’s reasonable expenses incurred in connection with providing such cooperation.

6.7 Governing Law; Attorneys’ Fees and Costs

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, regardless of choice-of-law principles. Each party submits to the jurisdiction of the courts in Dallas County, Texas, and the Parties agree that the proper venue and jurisdiction for any cause of action relating to this Agreement (whether sounding in tort or contract) shall be in Dallas County, Texas. In the event any issue arising out of this Agreement is litigated by the Parties, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

6.8 Notices

All notices from one party to the other shall be deemed to have been duly delivered when hand delivered or sent by United States certified mail, return receipt requested, postage prepaid, as follows:

If to Executive:	If to the Company:

M. Rizwan Chand	General Counsel
at the address on file with the Company	Energy Future Holdings Corp.
1601 Bryan Street, 41st Floor Dallas, Texas 75201.

6.9 Non-Waiver

The failure of either Party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

6.10 Merger/Entirety of Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. Except where specifically referenced otherwise in this Agreement, it supersedes and replaces any and all prior or contemporaneous negotiations, undertakings, understandings, or agreements (whether written or oral) of any kind between Executive and the Company with respect to the terms of Executive’s separation from the Company and its Affiliates except for Executive’s Management Stockholder’s Agreement, Sale Participation Agreement, and Key Employee Non-Qualified Stock Option Agreement.

I HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND ALL ITS TERMS AND WHAT THEY MEAN. NO OTHER PROMISE, INDUCEMENT, THREAT, AGREEMENT, OR UNDERSTANDING OF ANY KIND OR DESCRIPTION WHATSOEVER HAS BEEN MADE WITH OR TO ME TO CAUSE ME TO SIGN THIS AGREEMENT. I ENTER INTO AND SIGN THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS OR COERCION OF ANY KIND WHATSOEVER, AND WITH THE INTENT OF BEING LEGALLY BOUND BY THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties execute this Agreement as follows:

EXECUTIVE

/s/ M. Rizwan Chand
M. Rizwan Chand

THE COMPANY

By:	/s/ John F. Young
John F. Young, Chief Executive Officer

Exhibit 1

Big Brown Lignite Company LLC	Executive Vice President

Big Brown Power Company LLC	Executive Vice President

Collin Power Company LLC	Executive Vice President

DeCordova Power Company LLC	Executive Vice President

EFH CG Management Company LLC	Executive Vice President

EFH Corporate Services Company	Executive Vice President

Energy Future Competitive Holdings Company	Senior Vice President

Energy Future Holdings Corp.	Executive Vice President

Energy Future Intermediate Holding Company LLC	Executive Vice President

Generation MT Company LLC	Executive Vice President

Generation SVC Company	Executive Vice President

Lone Star Energy Services, Inc.	Senior Vice President

Luminant Big Brown Mining Company LLC	Executive Vice President

Luminant Energy Company LLC	Executive Vice President

Luminant Energy Services Company	Executive Vice President

Luminant Energy Trading California Company	Executive Vice President

Luminant Energy Trading Canada Limited	Executive Vice President

Luminant ET Services Company	Executive Vice President

Luminant Generation Company LLC	Executive Vice President

Luminant Holding Company LLC	Executive Vice President

Luminant Mineral Development Company LLC	Executive Vice President

Luminant Mining Company LLC	Executive Vice President

Luminant Mining Services Company	Executive Vice President

Luminant Power Services Company	Executive Vice President

Luminant Renewables Company LLC	Executive Vice President

Nuclear Energy Future Holdings II LLC	Executive Vice President

Nuclear Energy Future Holdings LLC	Executive Vice President

Texas Competitive Electric Holdings Company LLC	Senior Vice President

Tradinghouse Power Company LLC	Executive Vice President

TXU Chilled Water Solutions Company	Executive Vice President

TXU Energy Retail Company LLC	Senior Vice President

TXU Energy Retail Management Company LLC	Senior Vice President

TXU Energy Solutions Company LLC	Executive Vice President

TXU Retail Services Company	Executive Vice President

TXU SEM Company	Executive Vice President

TXU SESCO Company LLC	Executive Vice President

TXU SESCO Energy Services Company	Executive Vice President

Valley NG Power Company LLC	Executive Vice President

15